CHANGE OF REGISTRANTS CERTIFYING ACCOUNTANTS

304(a)(1)(i)

The Client-Auditor relationship with
 Deloitte & Touche, LLP, the former principal accountant to the registrant, ceased effective June 24, 1997.

304(a)(1)(ii)

The financial statements of the registrant for the past
 two fiscal years contained no adverse
opinion or a disclaimer
 of opinion,
 nor was it qualified or modified
 as to uncertainty, audit scope,
 or accounting principles.

304(a)(1)(iii)

The change of accountants resulted
 from the resignation by the accountants.

304(a)(1)(iv)

During the registrant's two most recent
fiscal years ended December 31, 1996, there
 were no disagreements
with the former accountants, Deloitte & Touche, LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

304(a)(1)(v)

No information required.

304(a)(1)(2)

Tait, Weller & Baker has been selected to audit
 the registrant's accounts and records for the fiscal year ending
 December 31, 1997.

304(a)(2)(i)

There were no discussions relating to the
 application of accounting principles to a specific transaction either completed or proposed or the type of audit opinion that might be rendered on the registrant's financial statements, either on the previous two
fiscal years ended December 31, 1996, audited by Deloitte & Touche, LLP or on the proposed audit of the registrant for the fiscal year ending December 31, 1997,
by Tait, Weller & Baker.

304(a)(2)(ii)

No matter to report.

304(b)

No disagreement of the type described in paragraph (a)(1)(iv) or any reportable event as described in paragraph (a)(1)(v) to report.